Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 24, 2013, with respect to the financial statements of Physicians Realty Trust and July 3, 2013 with respect to the combined financial statements of Ziegler Healthcare Real Estate Funds contained in this Registration Statement (Form S-11) and the related prospectus. We consent to the use of the aforementioned reports in this Registration Statement and the related prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Chicago, Illinois

July 11, 2013